Exhibit 99.1

Intercontinental Exchange Announces Management Team Promotions

ATLANTA & NEW YORK, November 15, 2017 – Intercontinental Exchange (NYSE:ICE), a leading operator of global exchanges and clearing houses, and provider of data and listings services, announced the promotion of several senior executives, effective today.

Charles. A. Vice has been named Vice Chairman, with continued responsibility for ICE’s global technology, information security and operations. He was previously President and Chief Operating Officer, and has served ICE and its predecessor company for over 23 years.

Benjamin Jackson, formerly ICE’s Chief Commercial Officer, has been named President and will continue to report to Chairman and CEO, Jeffrey C. Sprecher. In this capacity, Jackson will coordinate ICE’s global futures and OTC trading businesses. Additionally, he will continue to be responsible for leading the integration planning and execution of ICE’s acquisitions and joint ventures. Jackson will relocate to Atlanta from New York. Jackson joined ICE in 2011 and previously held the roles of President and Chief Operating Officer of ICE Futures U.S.

Mark Wassersug, previously ICE’s SVP of Operations, has been named Chief Operating Officer, where he will continue to lead operations, including IT infrastructure, data networks, data centers and engineering. Wassersug will continue to report to Chuck Vice. Wassersug joined ICE in 2001 and was promoted to SVP in 2013.

“Our deep and talented management team continues to deliver strong results, making these promotions well-earned and are part of advancing our continued strategic growth plan,” said Sprecher. “I’m proud of our entire global leadership team and want to recognize their contribution to our results to date. I’m more confident than ever of our team’s ability to serve our customers around the world by innovating and delivering best in class solutions.”

Vice added: “Our global team continues to address new opportunities and take on new challenges on behalf of the industry while executing for our customers each day across hundreds of markets and products. We’ve built a strong culture that drives our collaborative approach to solving problems and creating new opportunities for our customers and our company.”

For more information on ICE please visit: https://www.intercontinentalexchange.com/about

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) is a Fortune 500 company that operates a leading network of global futures, equity and equity options exchanges, as well as global clearing and data services across financial and commodity markets. The New York Stock Exchange is the world leader in capital raising, listings and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 7, 2017.

SOURCE: Intercontinental Exchange

ICE- CORP

Media Contact:
Kelly Loeffler
Kelly.Loeffler@theice.com

770-857-4726

Investor Contact:
Warren Gardiner
Warren.Gardiner@theice.com
770-835-0114